Contact:

Jenny Bruso
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute Reports Fiscal 2009 Second Quarter Results

Student Starts Increased 19.5%; Average Students Increased 2.4%

PHOENIX – May 5, 2009 – Universal Technical Institute, Inc. (NYSE: UTI), a leading provider of technical education training, reported financial results today for the second quarter ended March 31, 2009. Net loss for the second quarter ended March 31, 2009 was $0.1 million, or 0 cents per diluted share, as compared to net income of $1.9 million, or 7 cents per diluted share, for the second quarter of the prior year. Net income for the six months ended March 31, 2009 was $2.2 million, or 9 cents per diluted share, compared with $8.4 million, or 32 cents per diluted share, for the six months ended March 31, 2008.

“Continued double-digit growth in lead generation and student contracts resulted in nearly 20% growth in starts this quarter; driving an increase in our average student population for the first time in over two years. While leading indicators have been positive for several quarters, growth in our average student population is the key driver for improved capacity utilization and financial results. We anticipate continued double-digit start growth and mid-single digit growth in our average student population throughout the remainder of the fiscal year,” said Kimberly McWaters, President and Chief Executive Officer of UTI.

Student Metrics

	Three Months Ended			Six Months Ended
	March 31, 2009			March 31, 2009
	2009	2008	Growth	2009	2008	Growth
Total starts	3,381	2,829	19.5%	6,700	5,955	12.5%
Average undergraduate full-time student enrollment	15,457	15,092	2.4%	15,835	15,759	0.5%
End of period undergraduate full-time student enrollment	15,391	14,637	5.2%	15,391	14,637	5.2%
Average capacity utilization	63.10%	60.20%	290bps	64.70%	62.80%	190bps

Second Quarter Operating Performance
For the second quarter of fiscal 2009, net revenues were $89.1 million, a 1.1 percent increase from $88.2 million for last year’s second quarter. The increase in net revenues primarily relates to higher tuition prices and an increase in average undergraduate full-time student enrollment. These increases were partially offset by decreases in revenue due to the delay in recognizing revenue associated with our proprietary loan program and one less revenue earning day during the quarter ended March 31, 2009.

Educational services and facilities expense increased $2.1 million, or 4.4 percent to $48.9 million for the three months ended March 31, 2009, from $46.8 million in the three months ended March 31, 2008. This increase was primarily attributable to increases in compensation and benefits expense and contract services expense. The increase in compensation and benefits expense of approximately $1.6 million was primarily due to an increase in the number of employees in our financial aid and other student support departments. The increase in contract services expense of approximately $0.6 million is primarily due to contracting consultants to assist in process improvements in the financial aid and admissions areas.

Selling, general and administrative expense increased $1.4 million, or 3.5 percent to $40.4 million for the three months ended March 31, 2009, from $39.1 million for the three months ended March 31, 2008. The increase was primarily attributable to increases in compensation and benefits expense and bad debt expense, partially offset by decreases in advertising expense and contract services expense. We experienced an increase in compensation and benefits expense of approximately $2.4 million as a result of adding sales force representatives as well as increases under our self-insured employee benefit plans. Bad debt expense increased approximately $0.3 million during the quarter.

“During fiscal 2008, we invested in our advertising campaign and sales force to rebuild our student pipeline; now we are investing in our financial aid and student services departments to assist those students to get to school. This investment in people, processes and technology, coupled with our success in driving an increase in student starts and student populations are paying off and we expect to see improvement in revenues and operating margins during the second half of the year, predominantly in our fourth quarter,” said Ms. McWaters.

Operating loss for the second quarter of fiscal 2009 was $0.2 million, compared to operating income of $2.3 million in the same period last year.

Interest income decreased $0.8 million to $59 thousand for the three months ended March 31, 2009, from $0.9 million for the three months ended March 31, 2008. The decrease is primarily attributable to moving our investable cash to a lower risk, lower yield, U.S. government securities mutual fund.

Six Month Operating Performance
Net revenues for the first six months of fiscal 2009 were $179.2 million, a 0.6 percent increase, compared with $178.2 million for the first six months of fiscal 2008.

Operating income in the first six months of fiscal 2009 was $3.4 million compared with $11.6 million for the first six months of fiscal 2008. The decline in operating income was primarily attributable to increases in compensation and benefits expense and bad debt expense, partially offset by the increase in net revenues as previously described.

Balance Sheet and Cash Flow
At March 31, 2009, cash and cash equivalents were $69.5 million compared with $80.9 million at Sept. 30, 2008. At March 31, 2009, shareholders’ equity was $95.6 million compared with $108.2 million at Sept. 30, 2008. Pursuant to the previously announced share repurchase plan, we purchased 1,552,981 shares of stock during the three months ended March 31, 2009 at an average price of $10.87 for a total cost of approximately $16.9 million.

Cash flow provided by operations was $14.1 million for the six months ended March 31, 2009, compared with $6.1 million for the six months ended March 31, 2008. This increase is primarily attributable to a decrease in deferred revenue, partially offset by an increase in accounts payable.

Proprietary Loan Program
Our Board of Directors authorized an additional $10 million of credit under the proprietary loan program for a total of up to $20 million. As of March 31, 2009, we had committed to provide loans to our students for approximately $9.8 million and of that amount there was approximately $7.5 million in loans outstanding.

Share Repurchase Program
On April 28, 2009 the Board of Directors authorized a share repurchase plan of up to $20 million of common stock in both open market and privately negotiated transactions. The timing and actual number of shares purchased will depend on a variety of factors such as price, corporate and regulatory requirements and other prevailing market conditions. The plan may be limited or terminated without prior notice.

Fiscal 2009 Outlook
During the remainder of fiscal 2009, we anticipate continued year over year growth in our key leading indicators and the percentage growth in student starts to be in the low teens. Additionally, we believe average undergraduate enrollment and capacity utilization should show continued year over year improvement. Excluding any unusual items, we currently anticipate earnings for the second half of the fiscal year to be in the range of $0.20 to $0.24 per diluted share. Due to the seasonality of our business and normal fluctuations in student populations, we would expect a high percentage of the earnings to be achieved in our fiscal fourth quarter.

Conference Call
Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2009 second quarter results today at 2:00 p.m. Phoenix Time (5:00 p.m. Eastern Time). This call can be accessed by dialing 800-860-2442 or 412-858-4600. Investors are invited to listen to the call live at www.uti.edu. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s web site and will be archived for 60 days or alternatively the call will be available through May 12, 2009. To hear the replay, dial 877-344-7529 (domestic) or 412-317-0088 (international) and enter pass code 429925.

About Universal Technical Institute
Universal Technical Institute is the leading provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians as measured by total average undergraduate enrollment. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 19 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). We routinely post important information about us on our web site at www.uti.edu under the “About Us – Investors – Information” captions.

Safe Harbor Statement
All statements other than statements of historical fact could be deemed “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include, among other things, changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and unemployment, general economic conditions and other risks that are described from time to time in the public filings of the company. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.

(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

		Three Months Ended		Six Months Ended
		March 31,		March 31,
		2009	2008	2009	2008
		(In thousands, except per share amounts)
Net Revenues		$89,125	$88,157	$179,246	$178,192
Operating expenses:
	Educational services and facilities	48,898	46,822	96,640	93,008
	Selling, general and administrative	40,430	39,060	79,220	73,605

	Total operating expenses	89,328	85,882	175,860	166,613

Income (loss) from operations		(203)	2,275	3,386	11,579

Other income (expense):
Interest income		59	866	138	2,237
Interest expense		(9)	(9)	(21)	(19)
Other income		72	—	143	—

	Total other income	122	857	260	2,218

Income (loss) before income taxes		(81)	3,132	3,646	13,797
Income tax expense (benefit)		(1)	1,226	1,422	5,408

Net income (loss)		$(80)	$1,906	$2,224	$8,389

Earnings per share:
Net income per share – basic		$0.00	$0.08	$0.09	$0.32

Net income per share – diluted		$0.00	$0.07	$0.09	$0.32

Weighted average number of common shares outstanding
	Basic	24,529	25,349	24,812	26,072

	Diluted	24,529	25,593	25,154	26,476

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

		March 31,	September 30,
		2009	2008
		($’s in thousands)
Assets
Current assets:
Cash and cash equivalents		$69,453	$80,878
Restricted cash		—	2,000
Receivables, net		16,482	20,222
Deferred tax assets		6,424	5,951
	Prepaid expenses and other current assets	9,491	8,568

	Total current assets	101,850	117,619
Property and equipment, net		68,812	68,258
Goodwill		20,579	20,579
Other assets		4,812	2,919

Total assets		$196,053	$209,375

Liabilities and Shareholders’ Equity
Current liabilities:
	Accounts payable and accrued expenses	$41,467	$37,995
Deferred revenue		41,387	44,695
Accrued tool sets		4,017	3,870
Other current liabilities		54	44

	Total current liabilities	86,925	86,604
Deferred tax liabilities		1,066	2,908
Deferred rent liability		5,474	5,354
Other liabilities		6,975	6,322

	Total liabilities	100,440	101,188

Commitments and contingencies
Shareholders’ equity:
	Common stock, $0.0001 par value, 100,000,000 shares authorized,
	28,466,243 shares issued and 23,596,017
	shares outstanding at March 31, 2009 and
	28,406,762 shares issued and 25,089,517
	shares outstanding at September 30, 2008	3	3
	Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
	0 shares issued and outstanding	—	—
Paid-in capital		139,237	137,100
	Treasury stock, at cost, 4,870,226 shares and 3,317,245 shares at
	March 31, 2009 and September 30, 2008,
	respectively	(76,506)	(59,571)
Retained earnings		32,879	30,655

	Total shareholders’ equity	95,613	108,187

Total liabilities and shareholders’ equity		$196,053	$209,375

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	March 31,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$2,224	$8,389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,826	8,791
Bad debt expense	3,667	2,236
Stock-based compensation	2,697	2,820
Deferred income taxes	(2,774)	(408)
Loss on sale of property and equipment	706	530
Changes in assets and liabilities:
Receivables	263	(6,227)
Prepaid expenses and other current assets	(988)	(838)
Other assets	45	464
Accounts payable and accrued expenses	2,667	787
Deferred revenue	(3,308)	(11,655)
Income tax payable (receivable)	(191)	1,550
Accrued tool sets and other current liabilities	157	(433)
Other liabilities	94	138

Net cash provided by operating activities	14,085	6,144

Cash flows from investing activities:
Purchase of property and equipment	(8,448)	(10,430)
Proceeds from sale of property and equipment	6	32,661

Net cash (used in) provided by investing activities	(8,442)	22,231

Cash flows from financing activities:
Proceeds from issuance of common stock under employee plans	(134)	386
Excess tax benefit from stock-based compensation	1	224
Purchase of treasury stock	(16,935)	(29,542)

Net cash used in financing activities	(17,068)	(28,932)

Net decrease in cash and cash equivalents	(11,425)	(557)
Cash and cash equivalents, beginning of period	80,878	75,594

Cash and cash equivalents, end of period	$69,453	$75,037